EXHIBIT 99.1

1111 South Arroyo Parkway 91105
P.O. Box 7084
Pasadena CA 91100-7084
1.626.578.3500 Fax 1.626.568.7144

FOR IMMEDIATE RELEASE	July 30, 2009

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Elects Peter J. Robertson to its Board of Directors

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today the election of Peter J. Robertson to its Board of Directors.

In announcing the election, Jacobs Board Chairman Noel G. Watson said, “We are very pleased that Peter Robertson, former Vice Chairman of Chevron Corp., is joining our board. Peter brings valuable global perspectives to our board. Over a 35-year career at Chevron, he had broad responsibilities for financial, staff, and operating functions, including Chevron’s worldwide exploration, production, and global gas businesses; corporate strategic planning; policy, government, and public affairs; corporate human resources; security; and compliance.”

A native of Edinburgh, Scotland, Mr. Robertson received his bachelor’s degree in mechanical engineering at Edinburgh University and holds a master’s degree in business administration from the University of Pennsylvania, Wharton School, where he attended as a Thouron Scholar.

Jacobs, with annual revenues exceeding $12 billion, is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Any statements made in this release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We, therefore, caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2008 Form 10-K, and in particular the discussions contained under Items 1 – Business, 1A – Risk Factors, 3 – Legal Proceedings, and 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.